Exhibit 3.6

Amendment to Section 5.1 of
By-Laws of Dover Saddlery, Inc.

5.1. STOCK. The Board of Directors may provide by resolution that some or all of any or all classes and series of the Corporation’s stock may be (i) certificated; or (ii) registered in the holder’s name in uncertificated, book-entry form, in accordance with a direct registration system either (A) approved by the United States Securities and Exchange Commission and by the principal securities exchange on which the stock of the Corporation may from time to time be traded, or (B) as may otherwise be authorized by Delaware Law, as any of the foregoing may be approved by the Board of Directors. With respect to certificated shares, the Corporation shall issue certificate(s) of stock, signed by the Chairman of the Board of Directors, if he be elected, Chief Executive Officer, President or Vice-President, and the Chief Financial Officer or an Assistant Treasurer, or Secretary or an Assistant Secretary, to each stockholder certifying the number of shares owned by him in the Corporation. Any of or all the signatures may be facsimiles. With respect to uncertificated, book-entry shares, the Corporation or its agent shall record in book-entry form the number of shares owned by each stockholder in the Corporation. If shares are uncertificated, a stockholder shall receive a physical certificate of stock only upon written request.